Exhibit 10.18

[*Confidential Treatment has been requested as to certain portions of this document. Each such portion, which has been omitted herein and replaced with an asterisk [*], has been filed separately with the Securities and Exchange Commission.]

AMENDED AND RESTATED

EXCLUSIVE LICENSE AGREEMENT

BETWEEN

RUTGERS, THE STATE UNIVERSITY OF NEW JERSEY

AND

AQUARIUS BIOTECHNOLOGIES INC.

EFFECTIVE JANUARY 29, 2015

TABLE OF CONTENTS

RECITALS

ARTICLE 1 - DEFINITIONS

ARTICLE 2 - LICENSE GRANT

ARTICLE 3 - SUBLICENSES

ARTICLE 4 - FEES, ROYALTIES, MILESTONE AND OTHER PAYMENTS

ARTICLE 5 – ROYALTY, PROGRESS AND PAYMENT REPORTS

ARTICLE 6 - DILIGENCE

ARTICLE 7 - CONFIDENTIALITY

ARTICLE 8 - TERM AND TERMINATION

ARTICLE 9 - PATENT MAINTENANCE AND REIMBURSEMENT

ARTICLE 10 - INFRINGEMENT AND LITIGATION

ARTICLE 11 - DISCLAIMER OF WARRANTY, INDEMNIFICATION AND INSURANCE

ARTICLE 12 - USE OF LICENSOR’S NAME; INDEPENDENT CONTRACTOR

ARTICLE 13 - MISCELLANEOUS PROVISIONS

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This Amended and Restated Exclusive License Agreement (hereinafter the "AGREEMENT") is made and is effective as of the 29th day of January, 2015, (hereinafter the “RESTATEMENT DATE”) by and between Rutgers, The State University of New Jersey, having its statewide Office of Technology Commercialization at ASB Annex III, 3 Rutgers Plaza, New Brunswick, New Jersey 08901-8559, (hereinafter the “LICENSOR”) and Aquarius Biotechnologies Inc., a corporation organized and existing under the laws of Delaware (hereinafter the "LICENSEE") having a place of business at 2037 W. Carroll Avenue, Chicago, IL 60612. Each of LICENSOR and LICENSEE shall be referred to herein as a “PARTY” and collectively, as the “PARTIES.”

RECITALS

WHEREAS, certain PATENT RIGHTS were acquired in the course of research at LICENSOR by the inventors of the applications and patents listed in Appendix A (hereinafter the INVENTOR(S)) and are owned by LICENSOR; and,

WHEREAS, LICENSOR owns the PATENT RIGHTS described in Section 1.12 below and owns or controls related TECHNICAL INFORMATION defined in Section 1.13 below; and,

WHEREAS, LICENSEE desires to secure licenses to use, develop, manufacture, market and commercially exploit the PATENT RIGHTS and TECHNICAL INFORMATION; and,

WHEREAS, LICENSOR desires that the PATENT RIGHTS and TECHNICAL INFORMATION be developed and utilized to the fullest extent possible so that the benefits can be enjoyed by the general public;

WHEREAS, the University of Medicine and Dentistry of New Jersey, as licensor, and Aquarius Biotechnologies had previously entered into that certain Exclusive License Agreement, effective as of March 25, 2013 (the “Original License Agreement”); and

WHEREAS, on or about July 1, 2013 the University of Medicine and Dentistry merged with and into Rutgers, The State University of New Jersey; and

WHEREAS, the PARTIES wish to replace the Original License Agreement in its entirety with this AGREEMENT as of the RESTATEMENT DATE;

NOW THEREFORE, in consideration of the premises and of the promises and covenants contained herein and intending to be legally bound hereby, the parties agree as follows:

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ARTICLE 1 – DEFINITIONS

1.1           AFFILIATE means, when used with reference to LICENSEE, any ENTITY directly or indirectly controlling, controlled by or under common control with LICENSEE. For purposes of this AGREEMENT, "control" means the direct or indirect ownership of over fifty percent (50%) of the outstanding voting securities of an ENTITY or the right to receive over fifty percent (50%) of the profits or earnings of an ENTITY, directly or indirectly.

1.2           BANKRUPTCY EVENT means that the ENTITY in question becomes insolvent, or voluntary or involuntary proceedings by or against such ENTITY are instituted in bankruptcy or under any insolvency law, or a receiver or custodian is appointed for such ENTITY, or proceedings are instituted by or against such ENTITY for corporate reorganization or the dissolution of such ENTITY, which proceedings, if voluntary, shall not have been dismissed within sixty (60) days after the date of filing, or such ENTITY makes an assignment for the benefit of creditors, or substantially all of the assets of such ENTITY are seized or attached and not released within sixty (60) days thereafter.

1.3           CALENDAR QUARTER means each three (3) month period, or any portion thereof, beginning on January 1, April 1, July 1 and October 1.

1.4           CALENDAR YEAR means a period of twelve (12) months beginning on January 1 and ending on December 31.

1.5           CHANGE OF CONTROL means the sale of all or substantially all the assets of a Party; any merger, consolidation or acquisition of a Party with, by or into another corporation, entity or person; or any change in the ownership of more than fifty percent (50%) of the voting capital stock of a Party in one or more related transactions.

1.6           CONFIDENTIAL INFORMATION means and includes (i) all TECHNICAL INFORMATION (as defined below) and (ii) all other information including reports that relate to a PARTY in the course of this AGREEMENT, including without limitation, management reports, financial statements, internal memoranda, marketing plans, financial, development or marketing reports and other materials of a proprietary nature, owned or controlled by a PARTY and identified as confidential or proprietary at the time delivered or communicated to the other PARTY within thirty (30) days thereafter.

1.7           ENTITY means a corporation or other business entity.

1.8           FEDERAL GOVERNMENT INTEREST means the rights of the United States Government under Public Laws 96-517, 97-256 and 98-620, codified at 35 U.S.C. 200-212, and any regulations issued there under; as such statutes and regulations may be amended from time to time during the term of this Agreement.

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1.9           FAIR MARKET VALUE means (i) in the case of a SALE, the cash consideration that LICENSEE, its AFFILIATE or sublicensee, as the case may be, would realize from an unaffiliated, unrelated buyer in an arm's length SALE of an identical LICENSED PRODUCT sold in the same quantity and at the same time and place of the transaction, or (ii) in the case of a transaction other than a sale, the current value to LICENSEE or its AFFILIATES of consideration they receive in such transaction, as determined by the parties, or by a neutral third party appraiser selected by LICENSOR if the parties are unable to agree within thirty (30) days of commencing discussions.

1.10         FIELD OR FIELD OF USE means all fields.

1.11         NET SALES means, with respect to any SALE of a Licensed Product, the greater of (i) the gross consideration charged for the Licensed Product by Licensee, its Affiliates or their sublicensees (regardless of tier), in an arm’s-length transaction or (ii) the gross consideration received or agreed to be received by Licensee, its Affiliates or their sublicensees (regardless of tier) on account of the SALE in any arm’s-length transaction to an unrelated third party, in each case (i) and (ii) less documented qualifying costs borne by the seller that were directly attributable to the SALE and identified on the invoice. For clarity, in the case of any SALE of a Licensed Product between or among Licensee, its Affiliates or their sublicensees (regardless of tier) which are intended for resale to an unaffiliated third party, no Net Sales shall apply; in such circumstance, Net Sales shall be calculated as above only on the consideration charged to or received from the unaffiliated third party.

1.11.1         Qualifying costs under Section 1.11 shall include the following:

(i)	Cash, trade or quantity discounts customary in the trade;
(ii)	Reasonable credits or refunds for claims or returns, not exceeding the original invoice amount less all qualifying costs;
(iii)	Prepaid outbound transportation insurance premiums;
(iv)	Prepaid outbound transportation expenses; and
(v)	Sales and use taxes imposed by a governmental agency.

1.12         LICENSED PRODUCT(S) means any product, material, kit, service, process or procedure whose discovery, development, registration, manufacture, use or sale would be covered in whole or in part by at least one VALID CLAIM of the PATENT RIGHTS and/or has utilized or would utilize TECHNICAL INFORMATION.

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1.13         PATENT RIGHTS means the following, to the extent that they are owned by LICENSOR and included in this Agreement at LICENSEE's election: (a) the patents and patent applications listed in Appendix A (hereafter referred to as “Patent Applications”), (b) any patents issuing on any such Patent Applications, (c) all foreign patents and patent applications corresponding to all of the foregoing (including PCT filings) and (d) all reissues, extensions (including governmental equivalents thereto), substitutions, continuations, continuations-in-part (but only to the extent their claims have the same priority date, subject matter and inventors as their parent application) and divisionals thereof.

1.14         TECHNICAL INFORMATION means any unpublished research and development information, unpatented inventions, know-how, trade secrets, and technical information, technical data and other information and materials related to inventions listed in Appendix A, and which information is not otherwise publicly known, that are (a) necessary or useful to discover, develop, make, have made, use or sell a LICENSED PRODUCT(S), (b) owned or controlled by LICENSOR and came into LICENSOR’s possession prior to the RESTATEMENT DATE, (c) developed by or under the supervision of one or more of the INVENTOR(S) of the PATENT RIGHTS prior to the RESTATEMENT DATE, and (d) can be freely licensed to others by LICENSOR without incurring third party obligations (except for certain possible royalty obligations by LICENSOR to BDSI if BDSI know-how is licensed), Examples of such TECHNICAL INFORMATION include, but are not limited to the following (i) research and development information as described in laboratory notebooks of Dr. Raphael Mannino and Ruying Lu, to the extent such laboratory notebooks were created while each was an employee of LICENSOR; (ii) CONFIDENTIAL INFORMATION, except such CONFIDENTIAL INFORMATION which falls under any exception described in Sections 7.1.1 through 7.1.3; (iv) research and development information formerly of BDSI, transferred to LICENSOR and presently owned by LICENSOR, and referred to as BDSI KNOW-HOW and BDSI CONFIDENTIAL INFORMATION in that certain UMDNJ/BDSI Agreement, dated June 30, 2012; (v) know-how and trade secrets that are in Dr. Mannino’s possession as of the RESTATEMENT DATE and under the LICENSOR’S patent policy are considered to be the property of LICENSOR; (vi) know-how and trade secrets that were in Ruying Lu’s possession as of the last date of her employment by LICENSOR and under the LICENSOR’S patent policy are considered to be the property of LICENSOR; and (vii) all information assigned by BDSI to LICENSOR, both written and electronic, pertaining to the development, submission and performance of an IND application, PIND [*], Product Name: [*] Cochleate Amphotericin B (CAMB), including but not limited to all manufacturing and batch records related to the manufacturing of the GMP [*] Cochleate Amphotericin B product by [*] and all clinical trial information and data relating to the Phase 1a, single escalating dose, human clinical trial, performed by [*], only to the extent such information was actually provided by LICENSOR to LICENSEE.

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1.15         SALE means any bona fide, arm’s-length transaction for which consideration is received or expected for the sale, use, lease, transfer or other disposition of LICENSED PRODUCT(S). A SALE of LICENSED PRODUCT(S) shall be deemed completed at the time LICENSEE, its AFFILIATE or a sublicensee, as the case may be, contracts for, invoices, ships, or receives payment for such LICENSED PRODUCT(S) from a third party unaffiliated with LICENSEE, its AFFILIATES and the applicable sublicensee, whichever occurs first. If a particular individual item of LICENSED PRODUCT is sold by more than one of LICENSEE, an AFFILIATE, or a sublicensee, the sale at highest price (after deducting qualifying costs) shall be the sale considered for purposes of determining NET SALES.

1.16         TERRITORY means worldwide.

1.17         VALID CLAIM means (i) an issued and unexpired claim within the PATENT RIGHTS or (ii) for pending patent applications within the PATENT RIGHTS a claim of such pending patent application that was filed in good faith, has not been pending for more than seven (7) years, and which has not been abandoned or finally disallowed without the possibility of appeal or refilling of such application.

1.18         BDSI means BioDelivery Sciences International, Inc., a former licensee of LICENSOR.

ARTICLE 2 - LICENSE GRANT

2.1           LICENSOR grants to LICENSEE for the term of this AGREEMENT a royalty-bearing right and exclusive license under Table I of the Appendix A (i) of the PATENT RIGHTS, a royalty-bearing right and exclusive license under Table II of the Appendix A (i) of the PATENT RIGHTS to the extent LICENSOR is a co-owner of the identified PATENT RIGHTS, a non-exclusive license under the Appendix A (ii) of the PATENT RIGHTS and non-exclusive license to use the TECHNICAL INFORMATION, with the right to grant sublicenses, to make, have made, use, import, have sold, offer to sell and sell LICENSED PRODUCT(S) in TERRITORY and in the FIELD OF USE. Except for the rights granted in Section 2.1, no other rights or licenses are granted hereunder either expressly or by implication or estoppel. LICENSOR agrees not to grant a commercial license to anyone other than LICENSEE under the Appendix A (ii) of the PATENT RIGHTS, or grant a commercial license to anyone other than LICENSEE to said TECHNICAL INFORMATION, subject to any limitations stated herein, for the duration of this AGREEMENT. LICENSEE may delegate performance of duties and obligations under this AGREEMENT to its AFFILIATE(S), but LICENSEE shall at all times have primary responsibility and liability for the performance of all LICENSEE duties and obligations arising under this AGREEMENT, whether or not so delegated. To the extent that TECHNICAL INFORMATION includes an IND for Amphotericin B developed prior to the RESTATEMENT DATE, LICENSOR shall not license such TECHNICAL INFORMATION to third parties for commercial use except (i) in the event of early termination of this AGREEMENT, or (ii) in [*] LICENSEE’S rights in PATENT RIGHTS relating to such TECHNICAL INFORMATION [*], or (iii) in [*] LICENSEE is not meeting its [*] obligations under this AGREEMENT.

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2.2           LICENSEE acknowledges that all rights reserved by the U.S. government and/or other sponsors of the research on which the rights licensed hereunder are based, may limit the scope of the license. For example, the United States government retains certain rights in intellectual property funded in whole or part under any contract, grant or similar agreement with a Federal agency. The license grants of Section 2.1 above are expressly subject to all such rights. LICENSOR represents to LICENSEE that, as of the RESTATEMENT DATE and after reasonable inquiry, the Director of the Office of Research Commercialization of LICENSOR does not know of (i) any agreements between LICENSOR and any third parties that conflict with the terms of this AGREEMENT, including but not limited to the grant of rights provided under this Article 2 and (ii) any agreement to which LICENSOR is a party or by which it is bound that restricts the exercise by LICENSEE of the rights granted under this AGREEMENT, including but not limited to the grant of rights provided under this Article 2.

2.3           LICENSOR expressly reserves the right to have the PATENT RIGHTS and TECHNICAL INFORMATION rights licensed hereunder used for educational, non-commercial research and other non-business purposes and to publish the results thereof. Notwithstanding the foregoing, LICENSOR shall provide LICENSEE with the right of review and inspection of any article of writing relating to the PATENT RIGHTS and originating from, under the direction or supervision of Dr. Mannino, and intended for publication not less than sixty (60) days in advance of submission of such article so that LICENSEE may seek appropriate patent protection. LICENSOR may conduct commercial research for LICENSEE pursuant to a mutually acceptable research agreement.

2.4           Some TECHNICAL INFORMATION may have been made available to the public without restriction prior to the EFFECTIVE DATE of the Original Agreement. LICENSOR agrees to use reasonable effort to the extent it has not already done so to deliver to LICENSEE the TECHNICAL INFORMATION upon reasonable request by LICENSEE.

ARTICLE 3- SUBLICENSES

3.1           The right to grant sublicenses conferred upon LICENSEE under this AGREEMENT is subject to the conditions of this Article 3. Copies of all sublicenses shall be provided by LICENSEE to LICENSOR within thirty (30) days after execution.

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3.2           Sublicensees may, at LICENSEE’s discretion, further sublicense the rights granted to them, subject to the applicable terms and conditions of the license granted to LICENSEE under this AGREEMENT, and subject to the following further conditions: (i) the further sublicensee may not grant further sublicenses without LICENSOR’S consent, which consent will not be unreasonably withheld; (ii) NET SALES and SALES shall include, without limitation, SALES by further sublicensees; (iii) milestones referred to in Section 4.4 reached by further sublicensees shall trigger payment obligations by LICENSEE to LICENSOR; and (iv) consideration received by LICENSEE resulting from further sublicensing shall be included in the calculations under Section 4.5 and 4.5.1. Copies of all sublicenses and further sublicenses by sublicensees shall be provided by LICENSEE to LICENSOR within sixty (60) days after execution.

3.3           The legally controlling language of any sublicense shall be English. LICENSOR'S receipt of any sublicense shall not constitute an approval of such sublicense or a waiver of any of LICENSOR'S rights or LICENSEE'S obligations hereunder.

3.4           Upon termination of this AGREEMENT for any reason, LICENSOR in its sole discretion shall determine whether any or all sublicenses shall be cancelled or assigned to LICENSOR. LICENSOR agrees to negotiate in good faith with sublicensees for a period of no less than 90 days regarding a license of LICENSOR’s rights similar to those rights held by such sublicensee prior to such termination.

3.5           Notwithstanding any such sublicense, LICENSEE shall remain primarily liable to LICENSOR for all of the LICENSEE'S duties and obligations contained in this AGREEMENT.

3.6.          Except as required by law, LICENSOR agrees to use reasonable efforts, and in no case less effort than LICENSOR uses with respect to its own confidential information, (i) to receive and maintain all information provided by LICENSEE under this Article 3, including but not limited to copies sublicenses and further sublicenses, in strict confidence, except such information which falls under any exception described in Sections 7.1.1 through 7.1.3, and (ii) to not distribute, disclose or disseminate any of the information described in (i) above including but not limited to copies of sublicenses and further sublicenses, to anyone except employees of LICENSOR and others who are bound by obligations of confidentiality to LICENSOR who have a reasonable need to have access to such information, at LICENSOR’S sole discretion.

ARTICLE 4 – FEES, ROYALTIES, ANNUAL AND MILESTONE PAYMENTS, OTHER PAYMENTS AND EQUITY

4.1           As partial consideration, LICENSEE shall pay to LICENSOR a License Issue Fee of twenty-five thousand dollars ($25,000) upon execution of this AGREEMENT.

4.2           LICENSEE shall pay to LICENSOR a royalty as provided in the subsections of this Section 4.2, except under the circumstances described hereafter in Section 4.5.1.

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4.2.1           For LICENSED PRODUCTS [*], LICENSEE shall pay to LICENSOR:

(i)               for NET SALES in countries where such LICENSED PRODUCT(S) are covered by a VALID CLAIM:

[*]% of NET SALES between $[*] to $[*] in NET SALES,

[*]% of NET SALES between $[*] and up to $[*] in NET SALES,

[*]% of NET SALES beyond $[*]

(ii)              for NET SALES during a period of [*] after first commercial sale of such LICENSED PRODUCT(S) in each country where such LICENSED PRODUCT(S) utilize TECHNICAL INFORMATION and are not covered by a VALID CLAIM:

[*]% of NET SALES for $[*] to $[*] in NET SALES,

[*]% of NET SALES above $[*] and up to $[*] in NET SALES,

[*]% of NET SALES for $[*] in NET SALES and beyond

(iii)            the above royalties in this Section 4.2.1 shall be [*] in the event LICENSEE must (a) substantially [*] which has been described in the definition of TECHNICAL INFORMATION (Section 1.13) and (b) substantially [*].

(iv)            notwithstanding those royalties provided in subsections (i)-(iii) of this Section 4.2.1, if LICENSEE receives royalty revenue based on net sales of LICENSED PRODUCTS [*] from a sublicensee, the amounts due LICENSOR under this Section shall not [*] of such royalty revenue received by LICENSEE from such sublicensee.

4.2.2            For LICENSED PRODUCTS [*], LICENSEE shall pay to LICENSOR,

(i)               for NET SALES in countries where such LICENSED PRODUCT(S) are covered by a VALID CLAIM:

[*]% of NET SALES between $[*] and up to $[*] in NET SALES,

[*]% of NET SALES beyond $[*] and up to $[*] in NET SALES,

[*]% of NET SALES beyond $[*]

(ii)              for NET SALES during a period of [*] after first commercial sale of such LICENSED PRODUCT(S) in each country where such LICENSED PRODUCTS utilize TECHNICAL INFORMATION and are not covered by the scope of a VALID CLAIM:

[*]% of NET SALES between $[*] and up to $[*] in NET SALES,

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[*]% of NET SALES beyond $[*] and up to $[*] in NET SALES,

[*]% of NET SALES beyond $[*]

4.2.3           In the event it becomes necessary, as determined by LICENSEE in its reasonable discretion, for LICENSEE to obtain a license under patent rights of a third party which are necessary in order for LICENSEE to make, have made, use, or sell the LICENSED PRODUCT(S) and LICENSEE must pay such third party a royalty on net sales of LICENSED PRODUCT(S) for such license, upon LICENSEE’S provision of a copy of such license and all related agreements to LICENSOR, notice of such license to LICENSOR, , the royalty rates provided in this Article 4 for any LICENSED PRODUCT(S) will be [*] to third parties on such LICENSED PRODUCT(S), provided that in no event shall the royalty rates under any provision of this Article 4 be [*] of (i) [*] the original royalty rates set forth in Sections 4.2.1 and 4.2.2 above, or (ii) [*] percent of Net Sales.

4.2.4 Notwithstanding any other provision of this AGREEMENT, the [*] royalty rates will be [*] to in this Section 4 shall be the following: (a) for 4.2.1 (i) [*]%; (b) for 4.2.1 (ii) [*]%; (c) for 4.2.2 (i) [*]%; (d) for 4.2.2 (ii) [*]%.

4.3           LICENSEE shall pay to LICENSOR on each anniversary of the RESTATEMENT DATE a non-refundable annual license fee as follows. Each of such fees will be creditable against royalties due during the 12 months following the due date for the payment of the annual fee.

PERIOD

First and second anniversaries:	$10,000

Third anniversary:	$20,000

Fourth anniversary:	$25,000

Fifth anniversary and each Anniversary thereafter	$50,000

4.4           For each LICENSED PRODUCT reaching a milestone listed below, LICENSEE shall pay either (y) that amount due under Sections 4.5 or 4.5.1 for that milestone, or (z) the following milestone payments, whichever is [*], within [*] after the reaching of each milestone by LICENSEE, its AFFILIATES or its sublicensees, and shall report the reaching of each milestone within sixty (60) days after it is reached.

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(i) for each LICENSED PRODUCT(S) [*]:

(a)          [*];

(b)          [*];

(c)          [*];

(d)          [*].

(ii) for each LICENSED PRODUCT(S) [*]:

(a)          [*];

(b)         [*];

(c)          [*];

(d)         [*];

(e)          [*].

(iii) Sales Milestone fee of one hundred thousand dollars ($100,000) shall be paid by LICENSEE to LICENSOR upon reaching sales of [*].

4.4.1 Notwithstanding anything to the contrary set forth in this AGREEMENT, it shall be understood that the [*] contemplated by the LICENSEE as of the RESTATEMENT DATE and to be supported by the [*] will not trigger the milestone payment of 4.4(i)(a) or 4.4(ii)(b). This contemplated [*] shall be the only exemption allowed by this AGREEMENT, and that all future [*] initiated after the execution date of this AGREEMENT shall be subject to the payment terms of this section 4.4. For purposes of this section 4.4 only, it shall be understood that a [*] shall mean a [*]; while a [*] shall mean a [*].

4.5           Except under the circumstances described hereafter in this Section 4.5 and in Section 4.5.1, LICENSEE shall pay to LICENSOR [*] of all non-royalty consideration (other than (i) cash received for direct costs of research and development personnel working on LICENSED PRODUCTS and spent for such purposes within two years of receipt, (ii) the FAIR MARKET VALUE of machinery and equipment to the extent non-cash consideration used to support research and development activities for LICENSED PRODUCTS within two years of receipt, and (iii) reimbursement of costs incurred by LICENSEE for PATENT RIGHTS) received by LICENSEE from sublicensing or transferring any of the rights licensed to LICENSEE hereunder. All non-cash consideration received by LICENSEE from such sublicensees shall be valued at the FAIR MARKET VALUE as of the date of receipt, and shall be paid to LICENSOR either in cash (U.S. dollars) or in equity in LICENSEE or in another mutually agreeable method, within ninety (90) days after the date of receipt; the parties agree to negotiate in good faith to determine a mutually acceptable and equitable method of resolving this situation should it occur. Beginning on the first anniversary of the Original Agreement EFFECTIVE DATE after LICENSEE has spent at least [*] on the direct costs of research and development personnel working on LICENSED PRODUCTS and not reimbursed or paid for by one or more sublicensees, the amount of non-royalty consideration payable to LICENSOR shall be [*]. Beginning on the first anniversary of the Original Agreement EFFECTIVE DATE after LICENSEE has spent at least [*] on the direct costs of research and development personnel working on LICENSED PRODUCTS and not reimbursed or paid for by one or more sublicensees, the amount of non-royalty consideration payable to LICENSOR shall be [*].

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4.5.1           In the event where LICENSEE grants a sublicense of the rights granted hereunder to an unaffiliated third party which [*], then, in lieu of the royalty and non-royalty consideration described in Sections 4.2 and 4.6, LICENSEE shall pay LICENSOR [*] received by LICENSEE from sublicensing or transferring any of the rights licensed to LICENSEE hereunder to a third party sublicensee, without the step down described in the last two sentences of Section 4.5.

4.6           Royalties payable pursuant to Section 4.2 hereof and received during a CALENDAR QUARTER and other payments due hereunder pursuant to Sections 4.5 or 10.2 hereof based on recoveries or consideration received during a CALENDAR QUARTER by LICENSEE or its AFFLITIATE(S) shall be paid within forty-five (45) days following the last day of the applicable CALENDAR QUARTER.

4.7           NET SALES of any LICENSED PRODUCT(S) shall not be subject to more than one assessment of the scheduled royalty, and such assessment shall be that which yields the highest royalty payment to LICENSOR.

4.8           All dollar amounts referred to in this AGREEMENT are expressed in United States dollars. All payments to LICENSOR under this AGREEMENT shall be made in United States dollars by check payable to LICESOR.

4.9           If LICENSEE receives revenues from SALES of LICENSED PRODUCT(S) and or sublicense payments pursuant to Section 4.5 in currency other than United States dollars, such revenues shall be converted into United States dollars prior to payment to LICENSOR at the conversion rate for the foreign currency as published in the eastern edition of The Wall Street Journal as of the last business day of the applicable CALENDAR QUARTER. If legal restrictions in a country prevent the acquisition or prompt remittance of United States dollars to LICENSOR with respect to SALES of LICENSED PRODUCTS in such country, LICENSEE shall make timely payment to LICENSOR from LICENSEE’s other sources of U.S. dollars.

4.10         LICENSEE shall be responsible for any and all taxes, fees, or other charges imposed by the government of any country outside the United States on the remittance of royalty income for sales of LICENSED PRODUCT occurring in any such country. LICENSEE shall also be responsible for all bank transfer charges.

4.11         In the event that any patent or any claim thereof included within the PATENT RIGHTS shall be held invalid in a final decision by a court of competent jurisdiction and last resort in any country and from which no appeal has or can be taken, all obligation to pay royalties based on such patent or claim or any claim patentably indistinct there from shall cease as of the date of such final decision with respect to such country. LICENSEE shall not, however, be relieved from paying any royalties that accrued before such decision or that are based on (i) another patent or claim not involved in such decision or (ii) TECHNICAL INFORMATION.

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4.12         Amounts due LICENSOR under this AGREEMENT that are not paid when due shall accrue interest from the due date until paid, at a rate equal to one and one-half percent (1.5%) per month (or the maximum allowed by law, if less).

4.13         As of the RESTATEMENT DATE, as partial consideration for the license granted under this Agreement, LICENSEE has issued to LICENSOR [*] common stock of LICENSEE, which represented five percent (5%) of LICENSEE’s equity on a fully diluted basis outstanding on the EFFECTIVE DATE of the Original Agreement. LICENSEE shall [*] at such time or times as may be necessary to assure that LICENSOR’s [*] five percent (5%) [*] until one of the following happens: LICENSEE has [*] OR the [*]. Notwithstanding the foregoing, in the event of a CHANGE OF CONTROL of LICENSEE, immediately in advance of the consummation of such CHANGE OF CONTROL, LICENSEE shall issue to LICENSOR such additional amount of common stock of LICENSEE as may be necessary to bring LICENSOR’s total holdings of common stock of LICENSEE to an amount equal to seven and a half percent (7.5%) of the equity of LICENSEE on a fully diluted basis immediately prior to the consummation of such CHANGE OF CONTROL, at which point the anti-dilution provisions of this Section 4.13 shall be considered fully satisfied and of no further force or effect.

4.14         If LICENSEE proposes to [*], then LICENSOR and/or its Assignee (defined below) will have the right to [*]. The term “Assignee” means (a) [*], or its assignee, (b) Rutgers University, or its assignee or (c) any entity that is controlled by LICENSOR.

4.15         LICENSOR shall have the right to have an observer seat on the Board of Directors of LICENSEE as long as LICENSOR’s common stock in LICENSEE represents more than one percent (1%) of LICENSEE’s equity issued and outstanding on a fully-diluted basis; provided, however, notwithstanding LICENSOR’s interest in LICENSEE, the right to an observer seat under this Section 4.16 shall cease no later than the listing of LICENSEE’s common stock on any public securities exchange in the United States of America. LICENSOR’s observer shall be the Executive Director of LICENSOR’s Office of Technology Transfer and Business Development, or another designee of LICENSOR, its successors or assigns. LICENSEE shall provide to LICENSOR all notices and information that it provides to its full members of the Board of Directors at the same time it provides it to them. For the avoidance of doubt, LICENSOR’s rights under this Section 4.15 shall become null and void should LICENSEE undergo a CHANGE OF CONTROL.

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ARTICLE 5- ROYALTY, PROGRESS AND PAYMENT REPORTS

5.1           LICENSOR shall deliver to LICENSEE with each payment made pursuant to Section 4.7 herein a report, certified by the chief financial officer of LICENSEE, setting forth in reasonable detail the calculation of the royalties, as well as all other payments due to LICENSOR during such CALENDAR QUARTER pursuant to the terms of Article 4 of this AGREEMENT. Each report shall include, without limitation:

5.1.1	Number of LICENSED PRODUCT(S) involved in SALES, listed by country;
5.1.2	Gross SALES of LICENSED PRODUCT(S);
5.1.3	Qualifying costs, as defined in Section 1.11, listed by category of cost;
5.1.4	NET SALES of LICENSED PRODUCT(S) listed by country;
5.15	Royalties owed to LICENSOR;
5.1.6	Deductions from royalties owed because of annual fees paid under Section 4.3;
5.1.7	Calculation of LICENSOR’S share of any infringement litigation recoveries subject to payment under Section 4.5 and any sublicense consideration received and subject to payment under Section 4.6.
5.1.8	Listing and accounting for any other payments due to LICENSOR pursuant to Article 4 hereof during the CALENDAR QUARTER;

5.2           LICENSEE shall maintain and cause its AFFILIATES and sublicensees to maintain, complete and accurate books and records in accordance with generally accepted accounting principles consistently applied that enable the royalties and other payments due hereunder to be verified. The records for each CALENDAR QUARTER shall be maintained for seven (7) years after the submission of each report under Section 5.1 hereof. Upon reasonable prior notice to LICENSEE, LICENSOR and its accountants shall have access to all books and records relating to the reports due under Section 5.1 and the payments due under Article 4, as well as the diligence requirements and reports under Article 6 sufficient to conduct a review and audit thereof. Such access shall be available not more than once each CALENDAR YEAR, during normal business hours, and for each of three (3) years after the expiration or termination of this AGREEMENT. If LICENSOR determines that LICENSEE has underpaid undisputed royalties or other undisputed payments due by five percent (5%) or more, LICENSEE will pay the costs and expenses of LICENSOR and its accountants in connection with their review and/or audit. LICENSEE will pay any undisputed overdue amounts as well as late interest charges within fourteen (14) days of notification to it of underpayment with supporting documentation.

5.3           Beginning six (6) months after the RESTATEMENT DATE, and semi-annually thereafter until the later of five years after the RESTATEMENT DATE or one year after this AGREEMENT has been terminated or expires, LICENSEE shall submit to LICENSOR a progress report covering LICENSEE’S activities related to the research, development and testing of all LICENSED PRODUCTS and the obtaining of applicable governmental approvals necessary for marketing. These progress reports shall be made for each LICENSED PRODUCT in each country of the TERRITORY. Beginning on the sixth anniversary of the RESTATEMENT DATE, such progress reports shall be submitted annually instead of semiannually, with the last report due one year after this AGREEMENT has been terminated or expires.

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5.4           The progress reports submitted under Section 5.3 shall include sufficient information to enable LICENSOR to determine LICENSEE’S progress in fulfilling its obligations under Article 6, and shall follow the format of the document attached as Appendix C.

5.5           LICENSOR agrees to receive and maintain all information provided by LICENSEE under this Article 5, including but not limited to royalty reports, in confidence to the same extent described in Section 3.6, except such information which falls under any exception described in Sections 7.1.1 through 7.1.3.

ARTICLE 6- DILIGENCE

6.1           LICENSEE shall use commercially reasonable efforts, and require its sublicensees and further sublicensees to use commercially reasonable efforts, to develop and make commercially available LICENSED PRODUCT(S) for commercial sales and distribution in a timely manner and create and fulfill market demand for such LICENSED PRODUCTS in at least the United States, Europe and Japan.

6.2           Prior to signing this Agreement, LICENSEE has provided to LICENSOR the Commercial Development Plan attached hereto as Appendix B, under which LICENSEE intends to bring LICENSED PRODUCTS to market. LICENSOR shall have full opportunity to review, comment on, and approve the final, mutually agreed Plan prior to execution of this Agreement. PERFORMANCE BENCHMARKS means those diligence goals and dates defined in the Commercial Development Plan.

6.3           As provided in Article 5, LICENSEE shall provide written reports on its product development progress or efforts to commercialize under the Commercial Development Plan. If reported progress differs from that projected in the Commercial Development Plan, LICENSEE shall explain the reasons for such differences. In the event that a substantial change in laws or regulations or feedback following interactions with the FDA affects the approval process in a material way or the Commercial Development Plan for any LICENSE PRODUCT(s) hereunder, and prevents LICENSEE from meeting any of the PERFORMANCE BENCHMARKS or milestone dates set forth in the Commercial Development Plan, LICENSOR and LICENSEE agree to negotiate in good faith a reasonable change in the dates so affected.

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6.4           Subject to Section 6.3, LICENSEE may amend the PERFORMANCE BENCHMARKS at any time upon written consent by LICENSOR. LICENSOR shall not unreasonably withhold approval of any request of LICENSEE to extend the time periods associated with the PERFORMANCE BENCHMARKS if such request is supported by a reasonable showing by LICENSEE of diligence in its performance under the Commercial Development Plan.

6.5           On or about the anniversary date of this Agreement, LICENSOR shall have the right to call for a half-day, detailed review meeting during which LICENSEE and representatives of sublicensees, if any, and LICENSOR shall discuss the progress reports submitted by LICENSEE pursuant to Article 5 hereof. These meetings shall be held at LICENSEE’s facility under appropriate confidentiality and LICENSEE will encourage its scientists and staff to provide full and detailed information to enable LICENSOR to evaluate the progress reports submitted by LICENSEE and to evaluate proposed amendments to the Commercial Development Plan as described in this Section 6.

6.6           LICENSOR agrees to receive and maintain all information provided by LICENSEE under this Article 6, including but not limited to the Commercial Development Plan and modifications thereto, in confidence, to the same extent described in Section 3.6, except such information which falls under any exception described in Sections 7.1.1 through 7.1.3.

ARTICLE 7 – CONFIDENTIALITY

7.1           Each PARTY shall maintain in confidence, and hereby agrees not to disclose to any third party, and use only to perform its obligations under this AGREEMENT all CONFIDENTIAL INFORMATION received pursuant to this AGREEMENT. Each PARTY agrees to ensure that its employees and sublicensees have access to CONFIDENTIAL INFORMATION only on a need-to-know basis and shall treat the CONFIDENTIAL INFORMATION with the same level of confidentiality with which each PARTY treats its own CONFIDENTIAL INFORMATION, but no less than reasonable care. The foregoing obligations shall not apply to:

7.1.1           information that is known to LICENSEE or independently developed by LICENSEE prior to the time of disclosure, in each case, to the extent evidenced by written records promptly disclosed to LICENSOR after receipt of the CONFIDENTIAL INFORMATION; or

7.1.2           information disclosed to LICENSEE by a third party that has a right to make such disclosure without restriction; or

7.1.3           information that is or becomes patented, published or otherwise part of the public domain as a result of acts by LICENSOR or a third person obtaining such information as a matter of right, including the right to publish; or

Amended and Restated License Agreement Page 18

7.1.4           information that is required to be disclosed by order of governmental authority or a court of competent jurisdiction; provided that LICENSEE shall use its best efforts to obtain confidential treatment of such information by the agency or court; or

7.1.5           TECHNICAL INFORMATION that is necessary or helpful to be disclosed in order for LICENSED PRODUCT(S) to be developed and commercialized as intended herein by the parties, including any disclosure required or helpful to obtain or expedite regulatory approval, provided LICENSEE uses reasonable efforts to disclose such information under obligations of confidentiality and limited use comparable to those contained in this Section 7.1.

7.2           The confidentiality and use obligations set forth in Section 7.1 herein shall apply during the term of this AGREEMENT and for three (3) years after termination or expiration of this AGREEMENT.

ARTICLE 8 - TERM AND TERMINATION

8.1           Unless otherwise terminated by operation of law or by acts of the parties in accordance with the provisions of this AGREEMENT, this AGREEMENT shall commence on the RESTATEMENT DATE and shall remain in effect in each country until the expiration of the last-to-expire PATENT RIGHTS licensed under this AGREEMENT or seven and one-half (7.5) years from the date of first commercial sale of a LICENSED PRODUCT in such country, whichever is later.

8.2           LICENSEE may, at its option, terminate this AGREEMENT at any time by doing all of the following:

8.2.1           by ceasing to develop, register, make, have made, use and sell all LICENSED PRODUCT(S);

8.2.2           by terminating all sublicenses, and causing all sublicensees to cease developing, registering, making, having made, using and selling all LICENSED PRODUCT(S);

8.2.3           by giving one hundred eighty (180) days written notice to LICENSOR of such cessation and of LICENSEE'S intent to terminate;

8.2.4           by tendering payment of all accrued royalties and amounts due under this AGREEMENT as of the last day of the 180 day period referred to in Section 8.2.3.

8.3           LICENSOR may terminate this AGREEMENT if any of the following occur:

8.3.1           LICENSEE becomes more than sixty (60) days in arrears of any payments due to LICENSOR pursuant to this AGREEMENT, and LICENSEE does not provide full payment within thirty (30) business days after written demand therefor by LICENSOR; or

8.3.2           LICENSEE becomes subject to a BANKRUPTCY EVENT; or

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8.3.3           LICENSEE otherwise breaches this AGREEMENT and does not cure such breach within sixty (60) days written notice thereof. Breaches shall include, without limitation, failure to make any royalty or progress report when due under this AGREEMENT and failure to exercise required diligence efforts under Article 6, including failure to successfully complete any diligence requirement described in Article 6; provided, however, than any such termination pursuant to Article 6 shall be limited to only those fields for which LICENSEE has failed to complete such diligence requirements and no termination shall be possible in the event there has been a change in law or regulation, or in the event an action, omission or other feedback, recommendation, decision or guidance from the FDA is determined to materially affect the ability of LICENSEE to meet its obligations under Article 6.

8.3.4           Nine (9) years have elapsed from the RESTATEMENT DATE, LICENSEE, an AFFILIATE or a sublicensee has not commenced commercial sales of at least one LICENSED PRODUCT, and LICENSOR has given LICENSEE ninety (90) days’ notice of intent to terminate.

8.4           If LICENSEE becomes subject to a BANKRUPTCY EVENT, all duties of LICENSOR and all rights (but not duties) of LICENSEE under this AGREEMENT shall immediately terminate without the necessity of any action being taken either by LICENSOR or by LICENSEE

8.5           LICENSEE'S accrued obligations under all provisions of this Agreement shall survive early termination or expiration of this AGREEMENT. In addition, the provisions of Sections 3.4, 3.5, 8.5, 8.6, 8.7, 9.7, 10.6 and Articles 5, 7, 11, 12 and 13 shall survive such early termination or expiration.

8.6           Any termination or expiration of this AGREEMENT shall not relieve LICENSEE of any obligation or liability accrued hereunder prior thereto or rescind anything done by LICENSEE or any payments made to LICENSOR prior thereto, and such termination or expiration shall not affect in any manner any rights of LICENSOR arising under this AGREEMENT prior to such termination or expiration.

8.7           Upon early termination or expiration of this AGREEMENT, LICENSEE shall within sixty (60) days return to LICENSOR all TECHNICAL INFORMATION and CONFIDENTIAL INFORMATION. The parties shall negotiate in good faith regarding LICENSOR’S right to receive and use data generated by or for LICENSEE that may facilitate the development or commercialization of the technology licensed hereunder.

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ARTICLE 9 - PATENT MAINTENANCE AND REIMBURSEMENT

9.1           LICENSEE shall, at its expense, manage, direct and shall have sole responsibility and discretion in decisions respecting the preparation, filing, prosecution, maintenance, defense, and abandonment of the PATENT RIGHTS licensed hereunder, using counsel of its choice (chosen with the consent of LICENSOR, which consent will not be unreasonably withheld). LICENSOR consents to the use of McCarter & English, MH2 Technology Law Group, and any other counsel the parties may mutually agree upon in the future. LICENSEE shall instruct counsel to copy LICENSOR on all communications related to prosecution of the PATENT RIGHTS. LICENSEE’S counsel shall take instructions only from LICENSEE. LICENSEE shall keep LICENSOR informed and apprised of actions and decisions relating to the PATENT RIGHTS, including but not limited to providing copies of patent filings, office actions and communications from and to any patent offices and providing at least 60 days written notice to LICENSOR prior to (i) abandoning any of the PATENT RIGHTS or (ii) failing to defend any of the PATENT RIGHTS.

9.1.1           LICENSEE shall be free to abandon PATENT RIGHTS at its discretion provided that it accords LICENSOR adequate notice of any such decision as specified in Section 9.1. In the event LICENSOR wishes to take over management of any PATENT RIGHTS which LICENSEE chooses to abandon, pursuant to the 60 day notice provided in Section 9.1, LICENSOR may do so upon written notice to LICENSEE.

9.1.2.          LICENSEE shall be free to file or not file applications related to the PATENT RIGHTS in any country at its discretion. Should LICENSEE elect not to file a patent application in a country or countries, LICENSOR may file such application(s) using counsel of its choice upon written notice to LICENSEE.

9.1.3.          After LICENSOR provides notice to LICENSEE pursuant to Section 9.1.1 or 9.1.2, LICENSOR shall be solely responsible, at its expense, for all aspects of management of such patent or patent application. LICENSEE shall remain responsible providing the information required under Section 9.1, and for paying for all costs incurred prior to the date that LICENSOR has taken responsibility. Thereafter, LICENSEE shall have not further rights in such PATENT RIGHTS, and LICENSOR shall have full discretion in how it wishes to manage them, including but not limited to licensing them to third parties.

9.2           Each party shall cooperate reasonably with the other’s activities under Section 9.1, including but not limited to applying for an extension of the term of any patent included within PATENT RIGHTS if appropriate under the Drug Price Competition and Patent Term Restoration Act of 1984 as amended. Each party agrees to execute all documents and to take any additional action as the other may reasonably request in connection with activities under Section 9.1.

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9.3           All unreimbursed past, present and future costs associated with preparing, filing, prosecuting, defending, and maintaining and management of the licensed PATENT RIGHTS shall be borne and promptly paid by LICENSEE; provided, however, any costs incurred by LICENSEE in recording that certain assignment of PATENT RIGHTS by BDSI to LICENSOR before the USPTO or any foreign patent office shall be credited against any payment owed to LICENSOR by LICENSEE under this Agreement.

9.4           After the RESTATEMENT DATE, upon periodic request by LICENSEE, LICENSOR shall advise LICENSEE of discoveries or inventions made by, under the direction or supervision of Dr. Mannino and owned by LICENSOR that have been formally disclosed to LICENSOR’s technology transfer office and which LICENSOR considers may be of interest to LICENSEE and which are available for licensing to LICENSEE. If not covered by the PATENT RIGHTS, and should LICENSEE wish to license the intellectual property relating to such discoveries or inventions, the PARTIES will enter into good faith negotiations for the possible licensing of them to LICENSEE.

9.6           LICENSEE, its AFFILIATES and its sublicensees and their further sublicensees shall comply with all United States and foreign laws with respect to patent marking of LICENSED PRODUCT(S).

9.7           Upon expiration or early termination of this AGREEMENT, or the removal of any PATENT RIGHTS or claims thereof from this AGREEMENT, LICENSOR shall become responsible for such PATENT RIGHTS and/or claims, except for non-cancellable commitments made by and liabilities incurred by LICENSEE during the term of this AGREEMENT.

ARTICLE 10 - INFRINGEMENT AND LITIGATION

10.1         LICENSOR and LICENSEE are responsible for notifying each other promptly of any infringement of PATENT RIGHTS that may come to their attention. The parties shall consult with one another in a timely manner concerning any appropriate response thereto.

10.2         LICENSEE shall have the right, but not the obligation to prosecute such infringement at its own expense. At LICENSEE’S request and expense, LICENSOR will reasonably cooperate by joining as a party plaintiff if required to do so by law to maintain such action or proceeding and by executing and making available such documents as LICENSEE may reasonably request. LICENSEE shall have the right to settle any claim or suit for infringement of the PATENT RIGHTS with prior approval of LICENSOR, including by granting the infringing party a sublicense to the PATENT RIGHTS pursuant to Article 3 of this AGREEMENT. LICENSEE shall not settle or compromise any such suit in a manner that imposes any obligations or restrictions on LICENSOR without LICENSOR'S written permission, such permission not to be unreasonably withheld. Any excess financial recovery, after all litigation costs and expenses have been paid, shall be apportioned between LICENSEE and LICENSOR with [*] to LICENSEE and [*] to LICENSOR.

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10.3         LICENSEE’S rights in Section 10.2 shall be subject to the continuing right of LICENSOR to intervene at LICENSOR's own expense and join LICENSEE in any claim or suit for infringement of the PATENT RIGHTS. Any consideration received by LICENSEE in settlement of any claim or suit shall be shared between LICENSOR and LICENSEE in proportion with their share of the litigation expenses in such infringement action, but LICENSOR shall in no event receive less than the percentage share it is entitled to under Section 10.2.

10.4         If LICENSEE fails to prosecute such infringement, LICENSOR shall have the right, but not the obligation, to prosecute such infringement at its own expense. In such event, financial recoveries will be entirely retained by LICENSOR.

10.5         In any action to enforce any of the PATENT RIGHTS, either party, at the request and expense of the other party, shall cooperate to the fullest extent reasonably possible. This provision shall not be construed to require either party to undertake any activities, including legal discovery, at the request of any third party except as may be required by lawful process of a court of competent jurisdiction.

10.6      This Article 10 shall survive expiration or termination of this AGREEMENT to the extent any litigation has been commenced hereunder prior to expiration or termination.

ARTICLE 11 - DISCLAIMER OF WARRANTY, INDEMNIFICATION AND INSURANCE

11.1         THE PATENT RIGHTS AND TECHNICAL INFORMATION ARE PROVIDED ON AN "AS IS" BASIS, AND NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, ARE MADE WITH RESPECT THERETO. BY WAY OF EXAMPLE BUT NOT OF LIMITATION, NO REPRESENTATIONS OR WARRANTIES ARE MADE (i) OF COMMERCIAL UTILITY; (ii) OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE; OR (iii) THAT THE USE OF THE PATENT RIGHTS, TECHNICAL INFORMATION, OR THAT MAKING, USING OR SELLING LICENSED PRODUCT(S) WILL NOT INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK OR OTHER PROPRIETARY OR PROPERTY RIGHTS OF OTHERS. LICENSOR AND BDSI SHALL NOT BE LIABLE TO LICENSEE, ITS AFFILIATES, OR THEIR RESPECTIVE SUCCESSORS OR ASSIGNS OR ANY THIRD PARTY WITH RESPECT TO: ANY CLAIM ARISING FROM THE USE OF THE PATENT RIGHTS OR TECHNICAL INFORMATION, OR FROM THE MANUFACTURE, USE OR SALE OF LICENSED PRODUCT(S); OR ANY CLAIM FOR LOSS OF PROFITS, LOSS OR INTERRUPTION OF BUSINESS, OR FOR, DIRECT, INDIRECT, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND.

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11.2         To the maximum extent permitted by applicable law, LICENSEE shall defend, indemnify and hold harmless LICENSOR, BDSI, and their respective trustees, officers, agents and employees (individually, an "Indemnified Party", and collectively, the "Indemnified Parties"), from and against any and all liability, loss, damage, action, claim or expense suffered or incurred by the Indemnified Parties (including attorney's fees) (individually, a "Liability", and collectively, the "Liabilities") that results from or arises out of: (i) the development, use, manufacture, promotion, sale or other disposition, of any TECHNICAL INFORMATION, PATENT RIGHTS or LICENSED PRODUCT(S) by LICENSEE, its AFFILIATES or their respective assignees, sublicensees and their further sublicensees, vendors or other third parties; (ii) breach by LICENSEE or its AFFILIATE(S) of any covenant or agreement contained in this AGREEMENT; and (iii) the enforcement by an Indemnified Party of its rights under this Section. Without limiting the foregoing, LICENSEE will defend, indemnify and hold harmless the Indemnified Parties from and against any Liabilities resulting from:

11.2.1           any product liability or other claim of any kind related to the use by a third party of a LICENSED PRODUCT(S) that was developed, manufactured, used, sold or otherwise disposed of by LICENSEE, its AFFILIATES or their assignees, sublicensees and their further sublicensees, vendors or other third parties; and/or

11.2.2           a claim by a third party that the TECHNICAL INFORMATION or PATENT RIGHTS or the design, composition, manufacture, use, sale or other disposition of any LICENSED PRODUCT(S) infringes or violates any patent, copyright, trademark or other intellectual property rights of such third party other than claims that result solely from the actions of LICENSOR or its agents.

11.3         The Indemnified Party shall notify LICENSEE of any claim or action giving rise to Liabilities subject to the provisions of the foregoing Section. LICENSEE shall have the obligation to defend any such claim or action, at its cost and expense. LICENSEE shall not settle or compromise any such claim or action in a manner that imposes any restrictions or obligations on LICENSOR without LICENSOR'S prior written consent. If LICENSEE fails or declines to assume the defense of any such claim or action within thirty (30) days after notice thereof, LICENSOR may assume the defense of such claim or action for the account of and risk of LICENSEE, and any Liabilities related thereto shall be conclusively deemed a liability of LICENSEE. LICENSEE shall pay promptly to the Indemnified Party any Liabilities to which the foregoing indemnity relates, as incurred. The indemnification rights of LICENSOR or other Indemnified Party contained herein are in addition to all other rights which such Indemnified Party may have at law or in equity or otherwise.

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11.4         LICENSEE shall procure and maintain a policy or policies of comprehensive general liability insurance, including broad form and contractual liability, in a minimum amount of $1,000,000 combined single limit per occurrence and in the aggregate as respects personal injury, bodily injury and property damage arising out of LICENSEE'S or its AFFILIATE(S) performance of this AGREEMENT. LICENSEE insurance shall be primary coverage, and LICENSOR insurance or self-insurance shall be excess coverage and non-contributory.

11.5         The policy or policies of insurance specified herein shall be issued by an insurance carrier with an A.M. Best rating of "A" or better and shall name LICENSOR and BDSI as additional insureds with respect to LICENSEE'S performance of this AGREEMENT. LICENSEE shall provide LICENSOR with certificates evidencing the insurance coverage required herein and all subsequent renewals thereof. Such certificates shall provide that LICENSEE'S insurance carrier(s) notify LICENSOR in writing at least thirty (30) days prior to cancellation or material change in coverage.

11.6         LICENSOR shall periodically review the adequacy of the minimum limits of liability specified herein. Following such review and based upon LICENSOR’s good faith determination that such minimum limits of liability specified herein are no longer adequate, LICENSOR reserves the right to require LICENSEE to adjust such coverage limits accordingly; provided, however, LICENSEE’s inability to comply with such request shall not be considered a breach of this AGREEMENT nor form the basis of termination under Article 8. The specified minimum insurance amounts shall not constitute a limitation on LICENSEE'S obligation to indemnify LICENSOR or other Indemnified Parties under this AGREEMENT.

ARTICLE 12 - USE OF LICENSOR'S NAME; INDEPENDENT CONTRACTOR

12.1         LICENSEE and its employees and agents shall not use and LICENSEE shall not permit its AFFILIATES or sublicensees to use LICENSOR'S name, any adaptation thereof, any LICENSOR logotype, trademark, service mark or slogan or the name mark or logotype of any LICENSOR representative or organization in marketing or advertising materials, or in a manner that implies endorsement, without the prior written consent of LICENSOR in each instance, which consent will not be unreasonably withheld.

12.2         Nothing herein shall be deemed to establish a relationship of principal and agent between LICENSOR and LICENSEE, nor any of their agents or employees for any purpose whatsoever. This AGREEMENT shall not be construed as constituting LICENSOR and LICENSEE as partners, or as creating any other form of legal association or arrangement that would impose liability upon one party for the act or failure to act of the other party.

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ARTICLE 13 - MISCELLANEOUS PROVISIONS

13.1         LICENSEE shall comply with all prevailing laws, rules and regulations pertaining to the development, testing, manufacture, marketing, sale, use, import or export of LICENSED PRODUCT(S). Without limiting the foregoing, it is understood that this AGREEMENT may be subject to United States laws and regulations controlling the export of technical data, computer software, laboratory prototypes and other commodities, articles and information, including the Arms Export Control Act as amended in the Export Administration Act of 1979, and that the parties’ obligations hereunder are contingent upon compliance with applicable United States export laws and regulations. The transfer of certain technical data and commodities may require a license from the cognizant agency of the United States Government and/or written assurances by LICENSEE that LICENSEE shall not export data or commodities to certain foreign countries without prior approval of such agency. LICENSOR neither represents that a license is not required nor that, if required, it will issue.

13.2         This AGREEMENT will be binding on the parties hereto and upon their respective successors and assigns. LICENSEE may at any time, upon written notice to LICENSOR, assign this AGREEMENT to a purchaser of all of its business, provided such assignment does not adversely affect LICENSOR’S rights hereunder. Except as provided above, LICENSEE will not assign this AGREEMENT, or delegate any right or obligation hereunder without the prior written consent of LICENSOR, which consent may not be unreasonably withheld. LICENSOR may assign this AGREEMENT at any time to Rutgers, the State University of New Jersey. Any attempted assignment or delegation in violation of this Section 13.2 will be void.

13.3         Notices, payments, statements, reports and other communications under this AGREEMENT shall be in writing and shall be deemed to have been received (i) when personally delivered, or (ii) five (5) days after mailing if mailed by first-class certified mail, postage paid and deposited in the United States mail, or (iii) as of the date dispatched if sent by public overnight courier (e.g., Federal Express), or (iv) or as otherwise agreed upon in writing by the parties and addressed as follows:

If for LICENSOR:

Director, Biomedical and Life Sciences Licensing

Office of Technology Commercialization

Rutgers, The State University of New Jersey

ASB Annex III, 3 Rutgers Plaza

New Brunswick, New Jersey 08901-8559

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If for LICENSEE:

Dr. J Carl Craft, M.D.

CEO

Aquarius Biotechnologies, Inc.

2037 W. Carroll Avenue

Chicago, IL 60612

Either party may change its official address upon written notice to the other party.

13.4         This AGREEMENT shall be construed and governed in accordance with the laws of the State of New Jersey, without giving effect to conflict of law provisions, but the scope and validity of any patent or patent application shall be governed by the applicable laws of the country of such patent or patent application.

13.5         This AGREEMENT embodies the entire understanding of the parties and shall supersede all previous and contemporaneous communications, representations or understandings, either oral or written, between the parties relating to the subject matter hereof. Any modification of this AGREEMENT shall be in writing and signed by an authorized representative of each party.

13.6         In the event that a party to this AGREEMENT perceives the existence of a dispute with the other party concerning any right or duty provided for herein, the parties shall, as soon as practicable, confer in an attempt to resolve the dispute. If the parties are unable to resolve such dispute amicably within ninety (90) days of initial notice of dispute by one party to the other party, then the parties hereby submit to the exclusive jurisdiction of and venue in the courts located in the State of New Jersey with respect to any and all disputes relating to this AGREEMENT.

13.7         A waiver by either party of a breach or violation of any provision of this AGREEMENT will not constitute or be construed as a waiver of any subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this AGREEMENT or a subsequent breach of the same provision.

13.8         In case any of the provisions contained in this AGREEMENT shall be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, (i) such invalidity, illegality or unenforceability shall not affect any other provisions hereof, (ii) the particular provision, to the extent permitted by law, shall be reasonably construed and equitably reformed to be valid and enforceable and if the provision at issue is a commercial term, it shall be equitably reformed so as to maintain the overall economic benefits of the AGREEMENT as originally agreed upon by the parties, and (iii) this AGREEMENT shall be construed as if such invalid or illegal or unenforceable provisions had never been contained herein.

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13.9         The headings and captions used in this AGREEMENT are for convenience of reference only and shall not affect its construction or interpretation.

13.10         Nothing in this AGREEMENT, express or implied, is intended to confer on any person, other than the parties hereto or their permitted assigns, any benefits, rights or remedies.

13.11         Neither LICENSEE nor its AFFILIATES shall originate any publicity, news release or other public announcement, written or oral, relating to this AGREEMENT or the existence of an arrangement between the parties, except as required by law or any applicable securities exchange rules (including, without limitation, provisions regarding the disclosure requirements required by the U.S. Securities and Exchange Commission for publicly quoted companies provided that such party required to file or disclose shall seek appropriate confidential treatment and shall seek to minimize such disclosure), without the prior written approval of the LICENSOR, which approval shall not be unreasonably withheld. Each party shall respond to a request for approval from the other party within thirty (30) days after receipt of the request.

13.12         This AGREEMENT may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

13.13         LICENSEE shall not enter into any agreements relating to this AGREEMENT with any of the INVENTORS or other LICENSOR employees or students in contravention of the legal rights or policies of LICENSOR or without the prior written consent of LICENSOR, which consent shall not be unreasonably withheld.

13.14         In the event of a failure of performance due under the terms of this AGREEMENT by either party, if the other party undertakes legal action against the non-performing party on account thereof, then the party undertaking legal action shall be entitled to reasonable attorneys’ fees in addition to costs and disbursements if it prevails in such legal action.

[End of Agreement – Signature Pages To Follow]

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IN WITNESS WHEREOF the parties, intending to be legally bound, have caused this AGREEMENT to be executed by their duly authorized representatives on the date first set forth above.

FOR LICENSOR:	/s/ David Kimball, Ph.D.
By:	S. David Kimball, Ph.D.
Title:	Associate Vice President, Research Commercialization Office of Research and Economic Development
DATE:	January 29, 2015

FOR LICENSEE:	/s/ J Carl Craft
By:	J Carl Craft
Title:	Chief Executive Officer
Date:	January 29, 2015

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APPENDIX A (i)

Table I.         Solely Owned by Rutgers

Title	Country	Appln. No.	Patent No.
[*]	[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]	[*]

Amended and Restated License Agreement Page 30

Table I.        Solely Owned by Rutgers (cont’d)

Title	Country	Appln. No.	Patent No.
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

Table II. Co-Owned by Rutgers

Title	Country	Appln. No.	Patent No.
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]

Amended and Restated License Agreement Page 31

APPENDIX A (ii)

[*]

Amended and Restated License Agreement Page 32

APPENDIX B – Commercial Development Plan

As the cochleate technology is a drug delivery platform with broad potential applications, there are many potential development routes that would lead to a commercial product utilizing cochleates. These development routes include pharmaceutical applications and non-pharmaceutical applications, such as food and cosmetics.

Diligence terms are listed below for both pharmaceutical and non-pharmaceutical products. The PHARMACEUTICAL PRODUCT field shall mean the treatment of any disease or condition. The NON-PHARMACEUTICAL PRODUCT field shall mean all fields except the treatment of any disease or condition.

PHARMACEUTICAL PRODUCT Diligence Terms

General

LICENSEE, an AFFILIATE or a sublicensee will ensure on-going development of one or more LICENSED PRODUCTS by continued annual expenditure for direct costs of no less than [*] annually during the first year after the Restatement Date and [*] annually thereafter.

For Pharmaceutical Products other than encochleated Amphotericin B or Amikacin[*]:

LICENSEE, an AFFILIATE or a sublicensee will [*].

LICENSEE, an AFFILIATE or a sublicensee will [*].

LICENSEE, an AFFILIATE or a sublicensee will [*].

LICENSEE, an AFFILIATE or a sublicensee will [*].

LICENSEE, an AFFILIATE or a sublicensee will [*].

Development Plan Disclaimer

LICENSOR and LICENSEE acknowledge and agree that during the course of normal pharmaceutical development certain key findings: (i) may provide opportunities for accelerated development, either under fast track FDA review or under alternative regulatory pathways such 505(b)(2), and LICENSEE commits to exploit such opportunities for rapid development as is commercially reasonable; (ii) may reveal issues related to safety/tolerability or lack of efficacy, or may result in FDA advise/action adversely affecting the development plan for a certain pharmaceutical product; or (iii) significant development progress or regulatory approval of competing products may affect clinical utility or commercial competitiveness, such that items (ii) and (iii) may require assessment of any viable development pathways given such findings and potential adjustment of the development or abandonment of the program if further development is no longer commercially reasonable.

Amended and Restated License Agreement Page 33

For Pharmaceutical Products comprising encochlaeted Amphotericin B:

•	Amphotericin B is a fungicidal (as opposed to fungistatic) broad spectrum antifungal. As of the Restatement Date, the program for encochleated Amphotericin B has completed a one dose escalating (200-800mg) single dose oral administration PK study, with favorable tolerability. [*].

•	In collaboration with NIH-NIADD, LICENSEE is developing a protocol for an open label Phase 2a efficacy study of patients with refractory mucocutaneous Candidiasis, also incorporating single and multiple dose PK in such patients. [*].

[*].

For Pharmaceutical Products comprising encochleated Amikacin:

•	Amikacin is an aminoglycoside antibiotic with broad spectrum activity against many gram-negative bacteria. [*].

•	As of the RESTATEMENT DATE, the encochleated Amikacin has undergone [*]

•	[*]

•	[*]

NON-PHARMACEUTICAL PRODUCT diligence terms

LICENSEE, an AFFILIATE or a sublicensee will commence a [*] of at least one LICENSED PRODUCT in the NON-PHARMACEUTICAL field within [*] of the RESTATEMENT DATE in the [*].

Amended and Restated License Agreement Page 34

APPENDIX C – PROGRESS REPORT TEMPLATE

Licensee:

Program:

Reporting Period:

•	Upon the first anniversary of the Restatement Date of the License, please modify/complete the attached schematic (Appendix B) or submit a similar schematic that provides an overview of the proposed development program, including key milestones (regulatory and commercial). Submit a revised version of the plan when adjustments to the timeline occur;

•	For the reporting period, provide a summary of work completed, including key scientific results and a brief interpretation of pre-clinical/clinical findings;

•	For the upcoming reporting period, provide an overview of work in progress or to be initiated related to drug candidate development and testing;

•	Report on the estimated timings or status (e.g., meeting requested, identify the date when a meeting occurred, preparation of filing in process) of the following regulatory milestones:

o	Pre-IND discussions with FDA
o	IND filing
o	End of Ph2 meeting with FDA
o	NDA filing
o	NDA approval

•	Upon initiation of Ph2 summarize the expected period of exclusivity/time on the market for the launched LICENSED PRODUCT;

•	Upon initiation of Ph2 please summarize: i) existing standard of care for the anticipated lead indication; and ii) how the LICENSED PRODUCT will meet existing unmet needs/differentiate from launched products;

Amended and Restated License Agreement Page 35

•	Upon completion of Ph2 please summarize the selling and promotion strategy for the launched LICENSED PRODUCT (e.g., use of existing sales force; establishment of sales force; or partner to access established sales force);

•	Describe activities relating to obtaining sublicenses and activities of sublicensees;

•	Report on IP milestones relating to the licensed IP, including costs associated with filings, prosecution or maintenance;

•	Provide a summary of resources (dollar value) spent in the reporting period for research, development and marketing of LICENSED PRODUCTS;

•	Provide uncertified and certified (audited/unaudited) financial statement as of the end of the previous calendar quarter.